EXHIBIT 99.1

Hooker Furniture Reports Fiscal First Half Results

MARTINSVILLE, Va., Sept. 08, 2016 (GLOBE NEWSWIRE) -- Hooker Furniture (NASDAQ:HOFT) today reported consolidated net sales of $136.2 million and net income of $5.3 million, or $0.46 per diluted share, for its fiscal 2017 second quarter ended July 31, 2016. Earnings per diluted share increased nearly 28% from $0.36 in the comparable prior year quarter.

For the fiscal 2017 first-half, consolidated net sales were $258 million, and net income was $7.8 million or $0.68 per diluted share. Earnings per diluted share decreased 1.4% from $0.69 in the comparable prior year first half.

Included in fiscal 2017 first half results is $2.5 million in acquisition-related intangible amortization expense, $813,000 of which came in the second quarter, and $1.1 million of non-recurring acquisition related costs.

This is the second quarter to include consolidated financial results reflecting Hooker’s acquisition of the business of Home Meridian International (“Home Meridian”), which positions Hooker Furniture to be ranked as one of the top casegoods sources for the U.S. furniture retail market. Because the acquisition was completed on February 1, 2016, the first day of the Company’s 2017 fiscal year, Home Meridian’s results are not included in the prior fiscal-year results.

For the quarter and first half, consolidated net sales more than doubled compared to a year ago, primarily due to the Home Meridian acquisition. The increase was partially offset by a 7% sales decrease in Hooker Furniture’s legacy business, driven by lower sales in the Hooker Casegoods Segment and some non-recurring events in the Upholstery Segment.

“Our results for the second quarter and first half were mixed,” said Paul B. Toms, chairman and chief executive officer. “In our legacy business, the industry-wide sluggishness at retail persisted during the first half, reducing demand and sales at Hooker Casegoods compared to a year ago. In our Upholstery Segment in our imported leather Hooker Upholstery line, the strong start to the year was disrupted by a quality issue with several months’ production we received from a vendor and had to return. This resulted in about a $1 million negative impact on sales for the quarter, and is expected to have a similar impact during the third quarter. However, our vendor is expediting the manufacture of replacement products and those products are starting to arrive at our facilities for shipment now.”

“In spite of these challenges, operating margins improved across all segments of our legacy business in the quarter and remained flat at Home Meridian despite the addition of amortization expense on acquisition related intangibles,” Toms said.

At Home Meridian, both sales and orders were up slightly during the quarter compared to a year ago. “Our core strategies are working and we are having tremendous growth in our emerging channels and product categories. Additionally, we ended the quarter with a sales order backlog near record levels due to improved orders,” said George Revington, Home Meridian Segment president and chief executive officer. “However, the double-digit growth in our emerging channels has been offset by weakness in our traditional customer base, with a large part of the sales decline concentrated in a few accounts stressed by the competitive environment.”

As the Company enters the second half of its first year with Hooker Furniture and Home Meridian combined, “Our strategy to diversify with the acquisition into faster-growing distribution channels, product lines and price points is being validated,” said Toms. “With the acquisition of Home Meridian, we are now large enough, diverse enough and distributed through a wide variety of distribution channels so that weakness in some channels is offset by growth in others.”

During the quarter, consolidated gross profit increased 77%, or $12.4 million, compared to the prior year quarter, primarily due to the addition of Home Meridian’s sales volume as a result of the acquisition. Also contributing to the increase were improved operating efficiencies in the Company’s Upholstery Segment, along with higher gross profit in the All Other segment due to increased net sales at H Contract. These improvements were partially offset by a decline in Hooker Casegoods segment profitability due to lower net sales. However, the Hooker Casegoods segment gross profit as a percentage of net sales increased primarily due to lower ocean freight costs.

Consolidated operating income increased $2.4 million, or 40.4% to $8.2 million during the quarter. The increase was driven primarily by the addition of Home Meridian’s sales volume as a result of the acquisition, partially offset by decreased Hooker Casegoods segment operating profit due to lower sales. Included in Hooker Casegoods Segment results are approximately $500,000 of gains on company-owned life insurance which were more than offset by $813,000 in amortization expense recorded on acquisition-related intangibles in the Home Meridian segment. Amortization expense in the Home Meridian Segment is expected to be $334,000 in each of the fiscal 2017 third and fourth quarters.

Segment Reporting: Hooker Casegoods

“The retail slowdown that began late last year persisted throughout the first half, and has hit high-ticket, deferrable product categories like casegoods particularly hard,” said Toms. “During the upcoming, traditionally strong fall and winter selling seasons, we have a number of strategies to stimulate demand and sales. First, we are fast-tracking our speed-to-market and shortening our product development, production and shipping time on top collections. For example, we are already shipping a couple of our best-selling new collections from the April market so that they will be on retail floors earlier in the fall than is typical, and will impact sales in the third quarter. In addition, we are pre-selling our major casegoods introduction for the October market, which is on order to be delivered to retail floors late this year and will be in stores for the winter season, impacting sales in our fiscal fourth quarter. We also have several national digital campaigns set for the fall, including a Labor Day promotion that just ended, and a major campaign planned for October on our top-selling casegoods collection.”

Segment Reporting: Home Meridian

“We’re enjoying momentum in our emerging channels of distribution business,” said Revington. “These channels, which include ecommerce, hospitality, international accounts and mass merchants, are up significantly year to date. We are adjusting the entire Home Meridian organization, from product development to warehousing, and sales operations to marketing, to support these channels and are making significant investments to grow them further. The growth in our emerging channels has been offset by weakness in our traditional customer base, leading to the overall modest sales increase for the quarter and half for the segment.  “We are very pleased with the double-digit growth Home Meridian is having with up-and-coming, large retail accounts and feel good as we enter the second half of the year with a sales order backlog that is near record levels due to improved incoming orders, which we believe will drive strong sales results for the Home Meridian segment in the next two quarters relative to the first half,” Revington concluded.

Segment Reporting: Upholstery

The Upholstery Segment achieved continued improvements in operating efficiencies on a slight sales decrease for the quarter and essentially flat sales for the first half. The quality issue at Hooker Upholstery contributed to the subdued sales. “Despite these challenges, we are pleased to see Sam Moore continue its profitable performance with operating income improvements of over 80% and 60%, respectively, for the second quarter and first half,” said Toms, adding that Sam Moore achieved mid-single digit sales growth during the second quarter.

Segment Reporting: “All Other”

“Although it’s a small component of our overall results, our “All Other” Segment delivered encouraging results for the quarter,” Toms said. “H Contract, which provides upholstered seating and casegoods to upscale senior living facilities, is profitable and growing nicely, reporting a 45% increase in net sales for the first half. While Homeware’s net sales are down compared to last year due to sourcing delays for our new, repositioned product line, its operating loss decreased by over 65% from the prior year quarter. We’ll continue to assess Homeware’s operating performance as these new, better-value product offerings become available to ship.”

Cash, Debt and Inventory

“Our inventory position in Hooker Casegoods is excellent,” said Toms. “We have over 95% of the best-sellers that drive our business in stock. Our balance sheet and cash position is stable, which is particularly positive considering the large acquisition at the beginning of the year.”

The Company finished the fiscal 2017 second quarter with $39.1 million in cash and cash equivalents and $50.5 million in acquisition-related debt. Additionally, $28.9 million was available on its $30.0 million revolving credit facility, net of $1.1 million reserved for standby letters of credit. Consolidated inventories stood at $76.9 million.

Outlook

“Based on the strategies we have in place at Hooker Casegoods to stimulate business, and the strong backlog at Home Meridian, we have a cautiously optimistic outlook,” said Toms. “As we head into what is typically the best selling season of the year for furniture, the housing market is the strongest since the downturn eight years ago, and consumer confidence is trending well. Our ERP system conversion is complete for our legacy business, and we are in a strong inventory position to service our customers and flow best-selling products to retail. We believe the Hanjin Shipping bankruptcy announced last week will likely increase our short-to-medium term ocean freight costs which will increase product costs in all of our operating segments to varying degrees; however, inventory availability is good and we will take additional steps as necessary to mitigate as the situation develops,” Toms concluded.

Conference Call Details

Hooker Furniture will present its fiscal 2017 second quarter results via teleconference and live internet web cast on Thursday afternoon, September 8, 2016, at 2:00 PM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Dividends

On August 31, 2016, our board of directors declared a quarterly cash dividend of $0.10 per share, payable on September 30, 2016 to shareholders of record at September 16, 2016.

Hooker Furniture Corporation is a residential wood, metal and upholstered furniture resource in its 93rd year of business.  Its February 2016 acquisition of the business of Home Meridian International positions it to be ranked one of the top three sources for the U.S. Furniture Market.  Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, and Hooker Upholstery, imported leather upholstered furniture targeted at the upper-medium price-range. The Homeware product line offers customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Pulaski Furniture, specializing in casegoods covering the complete design spectrum: traditional, contemporary, and transitional in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, specializing in value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, Right 2 Home, a supplier to internet furniture retailers, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, homeware.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the risks related to the recent acquisition of substantially all of the assets and certain liabilities of Home Meridian International, Inc., (“HMI”) including deal-related costs to be recognized in fiscal 2017, integration costs, costs related to acquisition debt, including maintaining HMI’s existing customer relationships, debt service costs, interest rate volatility, the use of operating cash flows to service debt to the detriment of other corporate initiatives or strategic opportunities, financial statement charges related to the application of current accounting guidance in accounting for the acquisition, the recognition of significant additional depreciation and amortization expenses by the combined entity,  the loss of key employees from HMI, the ongoing costs related to the assumption of HMI’s pension liabilities, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies across the companies which could adversely affect our internal control or information systems and the costs of bringing them into compliance and failure to realize benefits anticipated from the acquisition; (3) the risks specifically related to the Home Meridian segment’s operations including significant concentrations of its sales and accounts receivable in only a few customers; (4) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (5) our ability to successfully implement our business plan to increase sales and improve financial performance; (6) the cost and difficulty of marketing and selling our products in foreign markets; (7) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (8) the interruption, inadequacy, security failure or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (9) disruptions affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina corporate  or divisional administrative facilities or our representative offices in China or Vietnam; (10) when or whether our new business initiatives, including, among others, H Contract and Homeware, meet growth and profitability targets;  (11) price competition in the furniture industry;  (12) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (13) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (14) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs;  (15) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (16) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (17) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products;  (18) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (19) capital requirements and costs; (20) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (21) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines  in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (22) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (23) higher than expected employee medical  costs;  (24) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31,	August 2,	July 31,	August 2,
	2016	2015	2016	2015

Net sales	$136,163	$60,140	$257,994	$121,096

Cost of sales	107,685	44,047	202,917	88,628

Gross profit	28,478	16,093	55,077	32,468

Selling and administrative expenses	19,441	10,234	40,385	21,367
Intangible asset amortization	813	-	2,467	-

Operating income	8,224	5,859	12,225	11,101

Other income, net	259	69	418	213
Interest expense, net	247	18	511	30

Income before income taxes	8,236	5,910	12,132	11,284

Income tax expense	2,887	1,972	4,284	3,874

Net income	$5,349	$3,938	$7,848	$7,410

Earnings per share
Basic	$0.46	$0.36	$0.68	$0.69
Diluted	$0.46	$0.36	$0.68	$0.69

Weighted average shares outstanding:
Basic	11,533	10,783	11,524	10,770
Diluted	11,554	10,806	11,548	10,796

Cash dividends declared per share	$0.10	$0.10	$0.20	$0.20

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31,	August 2,	July 31,	August 2,
	2016	2015	2016	2015

Net Income	$5,349	$3,938	$7,848	$7,410
Other comprehensive income:
Amortization of actuarial (gain) loss	(18)	44	(35)	90
Income tax effect on amortization	6	(16)	12	(34)
Adjustments to net periodic benefit cost	(12)	28	(23)	56

Total comprehensive Income	$5,337	$3,966	$7,825	$7,466

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	July 31,	January 31,
	2016	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$39,111	$53,922
Trade accounts receivable, less allowance for doubtful accounts of $3,848 and $1,032 on each respective date	67,435	28,176
Inventories	76,862	43,713
Prepaid expenses and other current assets	4,354	2,256
Total current assets	187,762	128,067
Property, plant and equipment, net	27,521	22,768
Cash surrender value of life insurance policies	21,907	21,888
Deferred taxes	7,240	5,350
Intangible assets	26,715	1,382
Goodwill	23,398	-
Other assets	2,178	2,198
Total non-current assets	108,959	53,586
Total assets	$296,721	$181,653

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loan	$5,817	$-
Trade accounts payable	29,426	9,105
Accrued salaries, wages and benefits	5,668	4,834
Income tax accrual	2,389	357
Customer deposits	5,721	797
Other accrued expenses	3,373	1,512
Total current liabilities	52,394	16,605
Long term debt	44,680	-
Deferred compensation	10,677	8,409
Pension plan	4,881	-
Income tax accrual	169	166
Other long-term liabilities	1,460	412
Total long-term liabilities	61,867	8,987
Total liabilities	114,261	25,592

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 11,563 and 10,818 shares issued and outstanding on each date	39,551	18,667
Retained earnings	142,793	137,255
Accumulated other comprehensive income	116	139
Total shareholders’ equity	182,460	156,061
Total liabilities and shareholders’ equity	$296,721	$181,653

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited
	Twenty-Six Weeks Ended
	July 31,	August 2,
	2016	2015
Operating Activities:
Net income	$7,848	$7,410
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,748	1,339
(Gain)/Loss on disposal of assets	(36)	41
Deferred income tax expense	(1,875)	754
Noncash restricted stock and performance awards	832	315
Provision for doubtful accounts	(506)	(280)
Changes in assets and liabilities:
Trade accounts receivable	10,078	3,981
Inventories	4,458	(2,046)
Income tax recoverable	-	(233)
Gain on life insurance policies	(541)	(559)
Prepaid expenses and other current assets	109	414
Trade accounts payable	(2,474)	(296)
Accrued salaries, wages, and benefits	(1,451)	(758)
Accrued income taxes	2,032	(1,368)
Accrued commissions	(435)	(66)
Customer deposits	2,304	(49)
Other accrued expenses	(945)	102
Deferred compensation	(51)	292
Other long-term liabilities	6	27
Net cash provided by operating activities	24,101	9,020

Investing Activities:
Acquisition of Home Meridian	(86,062)	-
Purchases of property and equipment	(1,160)	(1,313)
Proceeds received on notes for sale of assets	96	10
Proceeds from life insurance premiums	644	-
Premiums paid on life insurance policies	(594)	(589)
Net cash used in investing activities	(87,076)	(1,892)

Financing Activities:
Proceeds from long-term debt	60,000	-
Payments for long-term debt	(9,361)	-
Debt issuance cost	(165)	-
Cash dividends paid	(2,310)	(2,160)
Net cash provided by (used in) financing activities	48,164	(2,160)

Net (decrease) increase in cash and cash equivalents	(14,811)	4,968
Cash and cash equivalents - beginning of year	53,922	38,663
Cash and cash equivalents - end of quarter	$39,111	$43,631

Supplemental schedule of cash flow information:
Interest paid, net	$391	$29
Income taxes paid, net	4,120	$4,688
Non-cash transactions:
Acquisition cost paid in common stock	$20,267	$-
Increase in property and equipment through accrued purchases	54	51

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949